Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (as amended, extended, or revised, this “Agreement”) is made and entered into as of the 3rd day of March, 2015 (but effective as of January 26, 2014, being the “Effective Date”), by and between Innovative Med Concepts, LLC, an Alabama limited liability company (together with its successors and assigns permitted hereunder, “Company”), Rick Burch (“Executive”), and Dr. William Pridgen, Manager and Chief Executive Officer of Company (“Pridgen”). This Agreement supercedes and replaces entirely that Executive Employment Agreement entered into between the Company, Executive, and Pridgen on January 26, 2014.

WHEREAS, Company and Executive desire to provide for Executive’s employment by Company on the terms and conditions set forth herein.

NOW, THEREFORE, the premises considered and in consideration of the mutual covenants and promises herein made, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Employment Period. Subject to Section 5, Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on the fourth (4th) anniversary date of the Effective Date (as from time to time herein extended, “Scheduled Expiration Date”), unless earlier terminated in accordance with this Agreement (the “Employment Period”); provided, however, that commencing on such fourth (4th) anniversary date of the Effective Date, and on each anniversary of such date occurring thereafter, the Employment Period shall automatically be extended for one additional year to the next anniversary of the Effective Date unless at least sixty (60) days before the Scheduled Expiration Date otherwise in effect (but no more than nine (9) months before such Scheduled Expiration Date), Company or Executive shall have given written notice to the other that it or he, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”). The term “Employment Period,” as utilized in this Agreement, shall refer to the Employment Period as from time to time automatically extended.

2.            Position and Duties.

(a)            During the Employment Period, Executive shall serve as the President of the Company, and in so doing, shall report to Pridgen or other individual from time to time serving as Chief Executive Officer. Executive shall have supervision and control over, and responsibility for, such management and operational functions of Company currently assigned to such position, and shall have such other powers and duties (including holding officer positions with Company and its affiliates) as may from time to time be prescribed by the Chief Executive Officer or the Managers of Company as defined in Company’s operating agreement (collectively, the “Managers”) and agreed to by Executive, so long as such powers and duties are reasonable and customary for the President of an enterprise comparable to Company.

(b)            During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time to the business and affairs of Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently such responsibilities.

(c)            The parties expressly acknowledge that any performance of Executive’s responsibilities hereunder shall necessitate, and Company promises to provide, access to and the disclosure of Confidential Information (as defined in Section 7(a) below) to Executive, and further promises to assist Executive in the development of Company’s goodwill and to facilitate Executive’s contacts with Company’s customers, and suppliers. Such access to and disclosure of Confidential Information by Company to Executive, and such development of goodwill, shall commence immediately upon execution of this Agreement.

3.            Cash Compensation. During the term of Executive’s employment:

(a)            Base Salary. Executive shall receive an annual salary of $350,000 for his services, beginning on March 1, 2015 and ending 18 months thereafter.. The salary shall be paid bi-monthly or as is otherwise customary for the Company to pay its employees and executives.

(b)            Advances against Future Incentive Awards. From May 6, 2014 through February 6, 2015, Executive received total advances of $100,000 (“Advances”). All Advances shall be deducted from and reduce any cash or in-kind compensation he receives under the Incentive Plan or with respect to his Sign-On Interest (defined below) in the Company, before Executive receives any cash or in-kind compensation under the Incentive Plan or any distributions with respect to his Sign-On Interest. To the extent Executive receives less cash or in-kind compensation under the Incentive Plan or distributions with respect to his Sign-On Interest than the total Advances, Executive shall not be required to pay back the Advances to the Company. Out of an abundance of caution, the Advances shall be treated as taxable wages to Executive when paid. Therefore, when the Advances are repaid out of amounts payable under the Incentive Plan, only the net amount payable under the Incentive Plan shall be taxable to Executive. To the extent the Advances are paid out of distributions with respect to the Sign-On Interest, the repayment shall be reported either as deductible by Executive or as a reduction in taxable income as a result of the distributions.

(c)            Sign-on Interest. Executive shall be granted Nonvoting Membership Interests, as defined in Company’s operating agreement, constituting 3.5% of Company’s total current outstanding Membership Interests upon the execution of this Agreement (“Sign-On Interest”) as a “profits interest” as further defined herein. To effectuate the Sign-On Interest, Pridgen will, simultaneously with the execution of this Agreement, contribute the same amount of his Nonvoting Membership Interests to the Company, which will then issue such Membership Interests to Executive in accordance with the Company’s operating agreement and in partial consideration for his services under this Agreement. Thus, no other members will be diluted as a result of the grant.

(d)            Incentive Plan. Executive shall be entitled to participate in an incentive plan whereby he will be able to receive cash bonuses and equity compensation based on his performance upon the occurrence of an Incentive Event.

(i)            An “Incentive Event” is the receipt by Company or all of its Members of cash, publicly tradable stock, other equity interests, or other property of any kind (the gross amount of all items collectively “Total Proceeds”) from the success of Company’s pharmaceutical development efforts, to-wit:

(A)            a successful and closed sale or license of a pharmaceutical product, compound, molecule, composition, or other property developed by the Company,

(B)            a sale of (1) all or substantially all the assets of the Company; (2) a majority of the Membership Interests of the Company (other than newly issued interests in the Company); or (3) a Majority of the Voting Membership Interests of the Company such that the Company is no longer controlled directly or indirectly by Dr. William Pridgen; or

(C)            a merger or consolidation of the Company that results in Cash Proceeds paid to either the Company or all its Members, or results in a majority of the equity interests in the surviving entity being owned, whether directly or indirectly, by persons other than persons who are Members of the Company immediately prior to such merger or consolidation.

(ii)          The “Fibromyalgia Incentive Event” is the first Incentive Event that includes receipt of Total Proceeds with respect to the sale or license of, or other disposition relating to the first indication of fibromyalgia, and then only to the extent that the Total Proceeds are allocable to the fibromyalgia indication.

(iii)          Company shall pay two distinct cash bonuses to Executive as described below.

(A)            Fibromyalgia Cash and In-Kind Bonus: As a result of the Fibromyalgia Incentive Event, Company shall pay to Executive a cash bonus equal to certain percentage of the gross amount of cash, cash-like items, and publicly tradable stock (“Cash Proceeds”) as well as pay in-kind the same percentage of the gross amount of any other consideration (“Noncash Proceeds”) received from the sale or license of, or other disposition relating to the first indication of fibromyalgia. The applicable percentage will be based upon the Total Proceeds that Company receives as a result of the Fibromyalgia Incentive Event, whether or not such Total Proceeds relate to the first indication of fibromyalgia. While the Fibromyalgia Incentive Event may be part of an event that includes indications other than fibromyalgia, the applicable percentage shall apply solely to Total Proceeds received by the Company relating to the sale or license of, or other disposition of the first indication of fibromyalgia (“Fibromyalgia Proceeds”) and shall not apply to Total Proceeds received from the sale, license, or disposition of other assets. The Fibromyalgia Cash and In-Kind Bonus shall be paid in the same taxable year that the applicable Total Proceeds are received by the Company or within 2 ½ months thereafter. The applicable percentage that Executive will receive for this success are as follows:

Total Proceeds Received by Company	Percentage of Fibromyalgia Total Proceeds Paid to Executive
$0 - $50,000,000	2.5%
$50,000,001 - $100,000,000	3.0%
$100,000,001 - $150,000,000	3.25%
$150,000,001 - $200,000,000	3.5%
$200,000,001 - $250,000,000	4.0%
$250,000,001 and higher	4.5%

(B)            Non-fibromyalgia Cash and In-Kind Bonus: In addition to the Fibromyalgia Cash and In-Kind Bonus, as a result of any Incentive Event occurring before or concurrently with the Fibromyalgia Incentive Event, Company shall pay to Executive a cash bonus equal to a certain percentage of all Cash Proceeds as well as pay in-kind the same percentage of the Noncash Proceeds received from such Incentive Event, excluding Fibromyalgia Total Proceeds. The applicable percentage will be based upon the Total Proceeds that Company receives as a result of the Incentive Event, including any Total Proceeds received related to Fibromyalgia Incentive Event. The Non-fibromyalgia Cash and In-Kind Bonus shall be paid in the same taxable year that the applicable Total Proceeds are received by the Company or within 2 ½ months thereafter. The applicable percentage that Executive will receive for this success are as follows:

Total Proceeds Received by Company	Percentage of Non-Fibromyalgia Total Proceeds Paid to Executive
$0 - $50,000,000	4.0%
$50,000,001 - $100,000,000	4.5%
$100,000,001 - $150,000,000	4.75%
$150,000,001 - $200,000,000	5.0%
$200,000,001 - $250,000,000	5.5%
$250,000,001 and higher	6.0%

(iv)            Membership Interests Issuance: In addition to the cash bonuses and upon the Fibromyalgia Incentive Event, Company shall issue to Executive Nonvoting Membership Interests equal to a certain percentage of Company’s Nonvoting Membership Interests, based solely on Membership Interests issued and outstanding immediately before this Incentive Event, after taking into account the dilutive effects of such issuance (such that, for example, if Executive is to receive a 4.0% Interest, he will have a 4% interest taking into account all outstanding interests, including the interest granted Executive). Such percentage will be based upon the Total Proceeds that Company receives as a result of the Fibromyalgia Incentive Event and any Incentive Events occurring simultaneously with the Fibromyalgia Incentive Event. However, to avoid double counting, Executive shall not receive, by virtue of his ownership of this Membership Interest, any Total Proceeds arising from the same Incentive Event, notwithstanding any terms of the Operating Agreement of the Company to the contrary, whether as cash or in-kind distributions, capital account additions, or otherwise. The exact percentage that Executive will receive for this success are as follows:

Total Proceeds Received by Company	Percentage of Nonvoting Membership Interests Issued to Executive
$0 - $50,000,000	4.0%
$50,000,001 - $100,000,000	4.5%
$100,000,001 - $150,000,000	4.75%
$150,000,001 - $200,000,000	5.0%
$200,000,001 - $250,000,000	5.5%
$250,000,001 and higher	6.0%

(e)            Administrative Provisions:

(i)            For purposes of this Agreement, “Total Proceeds,” “Cash Proceeds,” and “Noncash Proceeds” include all upfront and contingent payments resulting from the Incentive Event, including all milestone payments, prepaid royalties, and other structured payments, but only as they are received by the Company. “Total Proceeds,” “Cash Proceeds,” and “Noncash Proceeds” shall not include any percentage royalty payments that are not prepaid royalties. Additionally, to the extent additional Total Proceeds are received by the Company that increase the applicable percentage after the payment of any Bonus, the Company shall make additional payments to Executive such that he receives a total amount of proceeds based on the higher applicable percentage on all Total Proceeds whenever received. For example, if the Fibromyalgia Incentive Event results in an upfront cash payment of $100,000,000 in year 1, with $100,000,000 additional non-tradable equity paid in year 2, and an additional $100,000,000 in year 3 from percentage royalty payments, all payments relating to a sale of the first indication of fibromyalgia, then Executive would in year 1 be issued 4.5% of the Company’s Membership Interests and receive a cash bonus equal to 3.0% of the year 1 Cash Proceeds ($3,000,000); in year 2 Executive would be issued an additional 0.5% of the Company’s Membership Interests; Company would pay to Executive in-kind $3,500,000 worth of the non-tradable equity; and he would receive an additional cash bonus equal to 0.5% of the year 1 Cash Proceeds ($500,000), and no additional payments would be made in year 3 (except for royalty payments due the Executive as a result of Membership Interests Owned).

(ii)            The cash bonuses and in-kind bonuses shall be paid to Executive by Company as Cash Proceeds and Noncash Proceeds are respectively received by the Company from the Incentive Event. For example, if the Incentive Event results in an upfront cash payment of $100,000,000 in year 1, with $100,000,000 of non-tradable equity paid in year 2, Company shall pay $3,000,000 in cash to Executive in year 1 and an additional $500,000 of cash and $3,500,000 of the non-tradable equity in year 2. All cash payments shall be made on the earlier of 90 days following the receipt of Cash Proceeds by Company or two and one half months following the end of the Company’s fiscal year of receipt.

(iii)            Executive shall only be entitled to the Cash and In-Kind Bonuses arising from the Fibromyalgia Incentive Event or any Incentive Events occurring before or simultaneously with the Fibromyalgia Incentive Event, as Executive will be fully compensated for subsequent Incentive Events through the Membership Interests issuances occurring from the Fibromyalgia Incentive Event.

(iv)            Notwithstanding any provision in this Agreement, Executive will only be entitled to participate in the Incentive Plan and receive the Cash and In-Kind Bonuses and Nonvoting Membership Interests if he is employed by Company at the time of the Incentive Event, or if he is terminated without Cause, or by reason of Disability or death or terminates his employment for Good Reason, as such terms are defined below. If Executive is terminated without Cause, or by reason of Disability or death or terminates for Good Reason, any award of the Bonuses to Executive will be governed by Section 6.¶

(v)            The portion of any gross Proceeds received by Company in an Incentive Event allocable both to the first indication of fibromyalgia and to any other indication will be calculated by Barfield, Murphy, Shank & Smith, LLC, an independent accounting firm. Such purchase price allocation shall be binding upon Company and Executive for purposes of this Agreement.

(vi)           If the Cash Proceeds are in part publicly tradable stock, the stock shall be valued taking into account blockage, the cost of disposing of the stock, restrictions on sale, and any other appropriate discounts. Moreover, Company may, in its discretion, pay some or all of the bonus by delivering publicly tradable stock in kind, but up to the proportion in which the Company received the Cash Proceeds as stock and not as cash.

(vii)          If any part of the Total Proceeds are Noncash Proceeds, the Noncash Proceeds will be valued at the fair market value for determining the applicable percentage. Unless Executive and Company shall otherwise agree, Barfield, Murphy, Shank & Smith, LLC shall determine the fair market value of the Noncash Proceeds. However, Barfield, Murphy, Shank & Smith, LLC may select an independent valuation firm to perform such valuation, but only if the amount of Noncash Proceeds would reasonably exceed $10,000,000.

(viii)         The Company may in its discretion pay any amount of Noncash Proceeds in an equivalent amount of cash instead of in-kind.

(ix)            Should a payment of Noncash Proceeds to Executive trigger a current tax liability for Executive without a corresponding payment of cash to satisfy such liability, the Company will reasonably attempt to accommodate Executive through payment of liquid assets, if reasonably available as determined in the discretion of the Chief Executive Officer or Managers. Nothing herein will obligate the Company to pay any In-Kind Bonus to Executive in cash instead of in-kind.

(x)            The Membership Interests issued to the Executive pursuant to Section 3(d)(iv) shall be issued after the receipt of Total Proceeds by the Company from the Incentive Event. Additionally, Executive shall not be entitled to any distribution of Incentive Event Cash Proceeds or Noncash Proceeds received as a result of his receipt of additional Membership Interests without regard to record date, whether any Cash Proceeds or Noncash Proceeds received as a result of the Incentive Event are deferred into subsequent fiscal or tax years, or other provisions of the Operating Agreement that may otherwise provide (i.e., Executive will be fully compensated from all Cash Proceeds and Noncash Proceeds arising from this Incentive Event through the Cash and In-Kind Bonuses and any pre-existing ownership of Membership Interests).

(xi)            The Membership Interests issued to the Executive pursuant to Section 3(c) and Section 3(d)(iv) are intended to each be a "profits interest," as that term is defined in Internal Revenue Service Revenue Procedure 93-27, as of the date of the grant of the interest, and to the extent that anything in this Agreement is inconsistent with such intent, the parties agree that this Agreement will be deemed to be amended such that such Membership Interests will qualify as a "profits interest." Executive and Company shall agree on a value of Company immediately preceding the issuance of the Membership Interest, and the operating agreement shall provide that upon liquidation or dissolution of Company, an amount equal to the agreed value for 100% of the Company shall be paid with respect to Membership Interests other than the Interest being granted Executive, as liquidation proceeds before any amounts are paid to Executive with respect to such profits interest. Thereafter, any remaining liquidation proceeds shall be paid to the Members in proportion to ownership of the Company, and Executive shall participate in such remaining proceeds based on his then percentage ownership of the Company. If the Company and Executive fail to agree on such value within 30 days after the Incentive Event, the value shall be determined by Barfield, Murphy, Shank & Smith, LLC, an independent accounting firm.

4.            Welfare Benefit Plans. Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, and programs (the “Welfare Plans”) provided by Company (including without limitation medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other similarly situated employees of Company, to the extent he is eligible to participate in such plans under the terms of such plans. Executive is aware and agrees that all such Welfare Plans continue to be subject to review, amendment, and/or termination by Company. Further, there is no guarantee or implied promise by Company to provide any such plans and/or benefits.

(i)            Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by Executive in accordance with the policies, practices, and procedures of Company and the provision by Executive of appropriate receipts or vouchers.

(ii)            Perquisites. Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any practice established by the Managers with respect to other senior Company executives, but is not guaranteed that the Managers will establish any such benefits. Executive shall be furnished with all such facilities and services suitable to his position and adequate for the performance of his duties.

5.            Termination of Employment.

(a)            Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If a Disability occurs during the Employment Period, Company may give Executive written notice (“Notice of Termination-Disability”) in accordance with Section 11(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with Company shall terminate effective on the thirtieth (30th) day after receipt of such Notice of Termination–Disability by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of all Executive’s material duties. For purposes of this Agreement, “Disability” means Executive’s inability to perform his material duties and obligations hereunder, with or without reasonable accommodation, for a period of one hundred eighty (180) consecutive days due to mental or physical incapacity as determined by a physician selected by Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably, and the provisions of this Agreement shall be subject to the terms of any policy of disability insurance on the Executive owned by Company). Notwithstanding anything in this Agreement to the contrary, in the event of any Disability of Executive, Company may, for the period of such Disability, assign Executive’s duties to any other employee of Company or may engage or hire a third party to perform such duties and any such action shall not be deemed “Good Reason” for Executive to terminate this Agreement pursuant to Section 5(c) hereof.

(b)            Cause. Company may terminate Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means:

(i)            a breach by Executive of his obligations under Section 2(a) (other than as a result of Disability) that constitutes a continued material nonperformance by Executive of his obligations and duties thereunder, and which is not remedied within ten (10) days after receipt of the Notice of Cause (defined below) from Pridgen (or in his absence, by the Managers) provided for in the next sentence specifying such breach;

(ii)            failure to adhere to any written policy of Company and its affiliates to the extent such policy has been provided to the Executive before such failure that is not cured within ten days after receipt of the written notice from the Managers provided for in the next sentence specifying such breach;

(iii)          Executive’s engagement in any activity that would constitute a material violation of the provisions of any insider trading policy or business ethics policy, of Company or any of its affiliates to the extent such policy has been provided to the Executive before such violation;

(iv)          commission by Executive of an act, or attempted act, of fraud, embezzlement, or theft upon, Company;

(v)           a material or intentional breach by Executive of Section 2 or Section 5 hereof;

(vi)          the misappropriation (or attempted misappropriation) of any funds or property of Company or any of its affiliated companies;

(vii)         the conviction of, indictment for or the entering of Executive of a guilty plea to any felony or civil offense involving fraud or moral turpitude (or a plea of nolo contendere thereto);

(viii)        a material violation of this Agreement that is not cured within ten days after receipt of the written notice from the Managers provided for in the next sentence specifying such breach;

(ix)           commission by Executive of an act, or attempted act, of willful and intentional misconduct which is detrimental to Company;

(x)            the appropriation, or attempted appropriation, of a business opportunity of Company;

(xi)           the breach of Executive’s fiduciary duties to Company;

(xii)          damage or injury to the property or reputation of Company which is caused by Executive’s willful or intentional actions;

(xiii)         securing a personal benefit, or attempting to secure a personal benefit, in any transaction entered into on behalf of or by Company; or

(xiv)         sexual misconduct while conducting business on behalf of Company.

Notwithstanding the foregoing, no act or omission shall constitute “Cause” for purposes of this Agreement unless the Managers provide Executive (1) written notice (“Notice of Cause”) describing the particular acts or omissions which the Managers reasonably believe in good faith constitute “Cause,” and (2) an opportunity, during the ten (10) days following Executive’s receipt of such Notice of Cause, to meet in person with the Managers to explain or defend the alleged acts or omissions relied upon by the Managers.

(c)      Good Reason.      The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" means:¶

(i)            a breach by the Company of its obligations under this Agreement;¶

(ii)            failure of the Company to provide the Executive with the support, information, facilities and equipment customarily provided to an executive in a similar position and necessary for the Executive to provide the services contemplated hereby;¶

(iii)           any change, without the consent of the Executive, to the Executive's title, position or responsibilities; or¶

(iv)           any relocation, without the consent of the Executive, of the Executive's position outside of the Tuscaloosa, Alabama metropolitan statistical area.

Notwithstanding the foregoing, no act or omission shall constitute “Good Reason” for purposes of this Agreement unless the Executive provides Managers (1) written notice (“Notice of Good Reason”) describing the particular acts or omissions which the Executive reasonably believe in good faith constitute “Good Reason,” and (2) an opportunity, during the ten (10) days following Managers’ receipt of such Notice of Good Reason, to meet in person with the Executive to explain or defend the alleged acts or omissions relied upon by the Managers and to cure any such Good Reason. ¶

(d)            Notice of Termination. Any termination by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason shall be communicated by Notice of Termination-Other (defined herein) to the other party hereto given in accordance with Section 13(b). For purposes of this Agreement, a “Notice of Termination-Other” means a written notice which (i) indicates the specific termination provisions in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. The failure by Company to set forth in the Notice of Termination-Other any fact or circumstance which contributes to a showing of Cause, or by the Executive to set forth in the Notice of Termination-Other any fact or circumstance which contributes to a showing of Good Reason, shall not waive any right of Executive or Company hereunder or preclude Executive or Company from subsequently asserting such fact or circumstance in enforcing Executive’s or Company’s rights hereunder, provided that Cause or Good Reason shall not exist until such time as proper notice and opportunity to cure (if such opportunity is provided for herein and the event giving rise to Cause or Good Reason is curable) is provided as set forth herein.

(e)            Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by a Disability, thirty (30) days after Executive’s receipt of Notice of Termination-Disability as specified in Section 5(d); (iii) if Executive’s employment is terminated by Company for Cause, or by the Executive for Good Reason, then the date specified in the Notice of Termination-Other (which shall provide the minimum number of days’ notice required under this Agreement, if such notice is required); (iv) if Executive’s employment terminates due to the giving of a Non-Renewal Notice, the last day of the Employment Period; and (v) if Executive’s employment is terminated by the Executive or the Company for any other reason, the date on which the Notice of Termination-Other is given, or if a later effective date of termination is set forth therein, the earlier of such stated effective date or fourteen (14) days from the date of such Notice of Termination-Other.

6.            Obligations of Company Upon Termination.

(a)            By Company without Cause or by Reason of Death~~,~~ or Disability, or by Executive with Good Reason. If, during the Employment Period, Company shall terminate Executive’s employment without Cause or Executive’s employment is terminated by reason of death or Disability, or the Executive shall terminate for Good Reason:

(i)            Company shall pay to Executive any salary earned but unpaid prior to his Termination.

(ii)            Company shall pay to Executive any amount or issue any Membership Interests arising from Executive’s participation in, or benefits under, any Incentive Plan (“Accrued Incentives”), which amounts, if any, shall be payable in accordance with the terms and conditions of such Incentive Plan. Any award under the Incentive Plan shall be prorated for Executive’s term of employment, beginning on the Effective Date and ending on the Incentive Event. For example, if $100,000,000 of Total Proceeds is received from the Fibromyalgia Incentive Event occurring on the third anniversary of the Effective Date, but Executive was terminated without Cause on the second anniversary of the Effective Date, Executive would be entitled to a 66.67% share of any award under the Incentive Plan, including both Cash and In-Kind Bonuses and Membership Interests.

(iii)            After termination without Cause, for Good Reason, death, or Disability, Company will continue to pay to Executive in cash the actual cost to replace Executive’s health insurance, if any, provided by the Company to Executive at the time of termination, calculated as the average cost of such insurance over the preceding 12 months, for a period of 12 months.

(b)            Cause. If, during the Employment Period, Company terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason, Company shall have no further payment obligations to Executive other than for payments for salary or for payments under the Incentive Plan accrued and fully earned before such termination but not yet paid and the continuance of benefits under the Welfare Plans as provided under their terms. Payments under the Incentive Plan shall only be considered as earned if an Incentive Event occurs before the Date of Termination, and such payments are not contingent on the continued success of the Company (i.e., only Total Proceeds already received or guaranteed to be received by Company without regard to any future contingency). Such termination will not, however, in any way impact Executive's ownership of Membership Interests issued to Executive before such Termination.

7.            Confidential Information.

(a)            Definition of Confidential Information; Exclusion. Executive acknowledges that Company and its Affiliates have trade, business and financial secrets and other confidential and proprietary information, observations and data, including information concerning customer lists, price structures, research data, and acquisition opportunities in or reasonably related to Company’s business or industry of which Executive will become aware during the Employment Period, including without limitation, information with respect to the following: bids; projects; pricing methods; rebates, contractors and subcontractors; ideas; patents; provisional patents; patentable ideas; discoveries; operations; processes; research data; protocols; products; inventory; ideas; designs, inventions; business practices; finances; existing and potential customers and suppliers; the identities of customers; marketing methods; costs; contractual relationships; regulatory status; compensation paid to employees or other terms of employment; dealers; distributors; sales; costs; pricing; strategies; forecasts and long range plans; financial and tax matters; manufacturing strategies and techniques; personnel; business, marketing and operational matters; projections; plans and opportunities; product formulas; and customer, vendor, and supplier data (collectively, the “Confidential Information”). As defined herein, Confidential Information shall not include information that (i) is already in Executive’s possession as of the date of this Agreement and which information is not known by Executive to be subject to another confidentiality agreement with Company or Affiliate of Company, or (ii) is on the date hereof or hereafter becomes available to Executive on a non-confidential basis from a source that is not prohibited from disclosing such information to Executive by a confidentiality agreement with Buyer or Company or Affiliate of Company, or any other Affiliates of any third party, or any other contractual, legal or fiduciary obligation.

(b)            Certain Obligations of Company. Company promises that, during the time Executive is employed by Company, it will: (i) disclose or entrust to Executive, or provide Executive with access to, or place Executive in a position to create or develop trade secrets or confidential information belonging to Company or its customers or clients; (ii) place Executive in a position to develop business goodwill belonging to Company; and (iii) disclose or entrust to Executive business opportunities to be developed for Company or its customers or clients.

(c)            Certain Duties of Executive Regarding Confidential Information. During the Employment Period and thereafter, Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom Company has authorized Executive to disclose such information, and then only to the extent (A) that such Company employees and other persons authorized by Company have a need for such knowledge and (B) the disclosure is within the limits of any authorization for disclosure).

(d)            No Use for Benefit of Others. Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than Company.

(e)            Definition of Company. As used in this Section 7, “Company” shall include Company and any of its Affiliates.

(f)            Surrender of Materials Upon Termination. Upon any termination of Executive’s employment, Executive shall immediately return to Company all copies, in whatever form, of any and all Confidential Information and other properties of Company and its Affiliates which are in Executive’s possession, custody or control, except any documents that relate to any compensation and benefits to which Executive may be entitled.

8.            Successors.

(a)            Non-Assignment by Executive. This Agreement is personal to Executive and, without the prior written consent of Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)            Assignment by Company. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. Executive agrees that Company may assign this Agreement to any directly- or indirectly-owned subsidiary or parent of Company and to any purchasers of more than 50% of the assets of the Company, and to any entity resulting from a merger, conversion, or consolidation of the Company, in which event “Company” as used in this Agreement shall thereafter also mean such subsidiary or parent (except where reference is made to benefit plans that are not maintained by such subsidiary or parent), purchaser, or entity, and in connection with such assignment, such subsidiary or parent shall expressly assume this Agreement, but Company shall not be relieved of any obligation hereunder and shall continue to be liable with the subsidiary or parent for the performance of its obligations hereunder.

9.            Non-Competition.

(a)            Restrictions. In consideration for the promises and covenants made by Company to provide Executive (i) employment, (ii) access to trade secrets and Confidential Information of Company and its customers and clients that have been and will be entrusted to Executive immediately at the beginning of the Employment Period and thereafter, and (iii) the business goodwill of Company and its and Affiliates that will be developed in and through Executive and/or the business opportunities that will be disclosed or entrusted to Executive by Company and Affiliates at the beginning of the Employment Period and thereafter, and as an additional incentive for Company to enter into this Agreement, Executive promises and agrees that from the Effective Date through the end of one year following the Date of Termination (the “Restricted Period”), Executive will not (other than for the benefit of Company pursuant to this Agreement), permit any member of the Restricted Party Group (as defined below), to directly or indirectly, including without limitation assisting any other member of the Restricted Party Group to:

(i)            conduct, engage in, or carry on or assist any other person in conducting, engaging in or carrying on – individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or owner of a holding company that is directly involved in, or in any other capacity whatsoever – any Prohibited Activity (as defined below) anywhere in North America. For purposes of this Agreement, a “Prohibited Activity” means, other than with the written approval of Company, providing any services – as an independent contractor, consultant, employee, owner or otherwise – to any business that competes with Company in the research & development, distribution, sale, licensing, or marketing of pharmaceuticals or related intellectual property, but only if such activity relates to fibromyalgia (a “Competing Business”), if the services provided by Executive to the Competing Business are the same or substantially similar to any of the services that Executive provided to Company;

(ii)            induce or attempt to induce any customer, supplier, licensee or other business relation of Company or any of the Affiliates (as defined below), with whom Executive had a business relationship during the Employment Period, to cease doing business with Company or any of its Affiliates or take any action with the intent of interfering with the relationship between any such customer, supplier, licensee or business relation and Company or any of its Affiliates;

(iii)            individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever – or in conjunction with any business – own, acquire, attempt to acquire or solicit the acquisition of (or assist any person or business to own, acquire, attempt to acquire or solicit the acquisition of), any equity interest in any Competing Business;

(iv)            hire, attempt to hire, contact or solicit for the purpose of hiring, any person who was an employee of Company or any of its Affiliates at any time during the Employment Period, and with whom Executive had a business relationship during the Employment Period.

(b)            Exclusions for Limited Investment. Notwithstanding the foregoing restrictions of this Section 9, nothing in this Section 9 shall prohibit any investment by Executive or any other member of the Restricted Party Group in securities which are issued by a publicly-traded business involved in or conducting a Competing Business, provided that the Restricted Party Group directly or indirectly collectively owns no more than one percent (1%) of the outstanding equity or voting securities of such Competing Business.

(c)            Reasonableness of Restrictions. Executive acknowledges that each of the covenants of Sections 9(a)(i) through 9(a)(iv) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 9(a). Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Sections 9(a)(i) through 9(a)(iv) are reasonable in nature and are no broader than are necessary to maintain the confidentiality of Company’s proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of Company, including without limitation the goodwill developed by Executive with Company’s customers, suppliers, licensees and business partners. Executive further acknowledges that Executive’s employment shall necessitate, and Company will provide, access to or the disclosure of Confidential Information to Executive and/or that Executive’s responsibilities shall include the development of Company’s goodwill through Executive’s contacts with Company’s customers, suppliers, licensees, and business relations.

(d)            Additional Time Added to Restricted Period. If, during any portion of the Restricted Period, Executive is not in compliance with the terms of Section 9(a), Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 9(a) for an additional period of time (i.e., in addition to the Restricted Period) that shall equal the period(s) over which such non-compliance occurred.

(e)            Separate Covenants. The parties hereto intend that the covenants contained in each of Sections 9(a)(i) through 9(a)(iv) be construed as a series of separate covenants. Each of the covenants in Sections 9(a)(i) through 9(a)(iv) hereof shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Sections 9(a)(i) through 9(a)(iv) hereof.

(f)            Payments Conditioned Upon Compliance. Executive hereby agrees that payment of any amounts specified in Section 3 is inseparably conditioned upon Executive’s compliance with this Section 9. In the event of Executive’s breach of this Section 8, Company’s obligation to pay all, or portions of, such amounts, depending on the materiality of the breach, shall end. The parties expressly agree that any determination to reduce or eliminate Company’s obligations to pay amounts set forth in Section 3 is not a penalty, but rather represents a calculation of some or all of Company’s damages, depending on the materiality of Executive’s breach of this Section 9.

(g)            Definitions. For purposes of this Agreement:

(i)            “Affiliates” means any present or future affiliates of Company as defined in its operating agreement or in any amendment to this Agreement; and

(ii)           “Restricted Party Group” means Executive together with (A) his spouse and all children of Executive under the age of 21 and (B) any business in which Executive and/or any of his immediate family members collectively own or have the right to acquire an equity interest in excess of ten percent (10%) or otherwise have any right, through the ownership of a voting interest or otherwise, to direct the activities of or associated with the Competing Business.

10.          Effect of Agreement on Other Benefits. The existence of this Agreement shall not prohibit or restrict Executive’s entitlement to full participation in any executive compensation, employee benefit and other plans or programs in which executives of Company are eligible to participate.

11.          ERISA Provisions

In an abundance of caution and should some of this Agreement be subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), the following provisions of Section 11 and Section 12 will apply to those portions of the Agreement subject to ERISA:

(a)           Company Discretion. All decisions and exercises of discretion by “Company” under this Agreement shall be exercised by Company in its sole and absolute discretion, in its non-fiduciary capacity as “settlor” and employer, and not as an ERISA fiduciary or plan administrator. All references herein to decisions and exercises of discretion by “Company” are in such capacity, and all references to Company’s “discretion” or the use of “may” grant Company sole and absolute discretion, not limited by ERISA and not in Company’s capacity as a fiduciary. Company’s determinations under this Agreement and other similar agreements need not be uniform and may be made selectively, irrespective of whether other persons are similarly situated.

(b)           Plan Administrator/Named Fiduciary. Company shall also serve as the “plan administrator” and the “named fiduciary” of the Agreement in accordance with ERISA. When acting in such capacities, Company is referred to in this Agreement as the “Plan Administrator,” and when Company is referred to as “Plan Administrator,” Company shall be acting in its ERISA fiduciary capacity. Plan Administrator has the right and power to interpret and construe the terms of this Agreement, and any such interpretation or construction shall be deemed correct and proper unless manifestly arbitrary and capricious. Plan Administrator’s determinations under this Agreement and other similar agreements need not be uniform and may be made selectively, irrespective of whether other Persons are similarly situated.

(c)           Company Liability and Indemnity. Neither Company nor any of its shareholders, partners, limited partners, members, directors, managers, officers, employees and other representatives and their attorneys shall be liable for any act, omission, interpretation, construction or determination made in connection with this Agreement. Company shall indemnify and reimburse each of its shareholders, partners, limited partners, members, directors, managers, officers, employees and other representatives and their attorneys with respect to any claim, demand, cause of action, lawsuit, liability, and expense (including attorney’s fees) arising therefrom to the full extent permitted by law.

(d)           Financial Determinations. All accounting, financial, and GAAP determinations shall be made by the firm of certified public accountants regularly engaged by Company to prepare the financial statements of Company’s financial statements on behalf of Company, and such accountants have the right and power to make such determinations. Once approved by Plan Administrator, any such determination shall be deemed correct and proper unless manifestly arbitrary and capricious. However, such accountants shall be acting as agents of Plan Administrator and shall not be themselves, fiduciaries.

(e)           Top Hat Plan. Executive represents, warrants, admits, and acknowledges that for purposes of ERISA Executive is a key management employee of Company and a member of a select group of management and highly compensated employees of Company. By virtue of Executive’s position as a key employee of Company, Executive is positioned to bargain for and negotiate the benefits of this Agreement, and this Agreement is not a contract of adhesion nor has it been unilaterally imposed on Executive by Company.

(f)            Claims Procedures

(i)           Notice of Denial. In the event a claim for benefits under this Agreement is denied by Plan Administrator, notice of such denial shall be given to the claimant within 90 days (unless extended in accordance with ERISA) after written receipt of a proper claim for benefits by Plan Administrator. Such claim for benefits and notice of denial shall both be given as provided in this Agreement. Such notice of denial shall be written in a manner calculated to be understood by the claimant and shall contain the following:

(A)          The reason or reasons for the denial.

(B)          Reference to pertinent provisions of this Agreement on which the denial is based.

(C)          Where appropriate, a description of any additional material or information necessary to perfect the claim for benefits and an explanation of why such material or information is necessary.

(D)          A copy of the claims review procedure as set forth in this Agreement.

(ii)          Claim Review Procedure

(A)          Claimant shall have a reasonable opportunity to appeal a denial of a claim for benefits to Plan Administrator and receive a full and fair review.

(B)          In order to accomplish such purpose, the claimant or a duly authorized representative may request or submit any or all of the following:

(a)            A review upon written application filed with Plan Administrator.

(b)            Copies of documents pertaining to the claim for benefits and its disallowance.

(c)            Issues and comments in writing.

(iii)         Decision on Claim Review. A final decision as to the allowance of the claim for benefits shall be made by Plan Administrator within 60 days after receipt of written notice of an appeal by the claimant given to Plan Administrator in accordance with this Agreement. Such decision shall be in writing and shall include the reason or reasons for the decision along with references to the pertinent provisions of this Agreement upon which the decision is based and shall be written in a manner calculated to be understood by the claimant. Such decision on review shall be a final determination of the claimant’s rights under this Agreement.

12.          Code Section 409A.

(a)           The parties intend this Agreement to comply with the requirements of Section 409A as from time to time applicable. The terms of this Agreement shall be construed, and Plan Administrator and Company shall apply the terms of the Agreement, to be consistent with the requirements of Section 409A to avoid the tax consequences, interest, and additional tax described in Section 409A. Notwithstanding the foregoing, neither Company, Plan Administrator, nor any other Agreement fiduciary, attorneys to Company or Plan Administrator, Company’s or Plan Administrator’s accountants, nor any other person represents or guarantees to Executive the income tax consequences of participating in the Agreement. Company, Plan Administrator, and all other Agreement fiduciaries, attorneys to Company or Plan Administrator, Company’s or Plan Administrator’s accountants, and other Persons shall have no liability to Executive should Executive become subject to adverse tax consequences, interest, or additional tax. Executive is hereby advised to seek Executive’s own tax advice and counsel regarding the tax and other legal consequences of executing this Agreement and participating herein.

(b)           This Agreement is intended to comply with the provisions of Code Section 409A and shall be construed consistently with such intent.

13.          Miscellaneous.

(a)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama without reference to conflict of law principles.

(b)           Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Rick Burch
1425 Shea Harbor Drive
Tuscaloosa, AL 35406

If to Company:	Innovative Med Concepts, LLC
1837 Commons North Drive
Tuscaloosa, AL 35406
Attn: Dr. William Pridgen

With a copy to:	Campbell Guin Williams Guy & Gidiere, LLC
2711 University Boulevard
Tuscaloosa, AL 35403
Attn: Bert M. Guy

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)           Severability. In the event that any provision of this Agreement, or the application thereof to any person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect under present or future laws effective during the effective term of any such provision, such invalid, illegal or unenforceable provision shall be fully severable, and this Agreement shall then be construed and enforced as if such invalid, illegal, or unenforceable provision had not been contained in this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. Notwithstanding the above, in the event any such invalidity, illegality or unenforceability of any portion of Section 8(a) hereof is caused by such provision being held to be excessively broad as to time, duration, geographical scope, activity or subject in any jurisdiction, then such provision shall, at the option of Company, remain a part of this Agreement and shall be reformed and construed within such jurisdiction by limiting and reducing it so as to be enforceable to the extent compatible with then applicable law.

(d)           Withholding. Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. To the extent withholding is required in excess of cash payable to Executive, Executive shall indemnify and reimburse the Company for such amounts immediately upon demand. Company shall have sole responsibility for calculating the correct amounts of and due dates for withholding, and Executive shall be fully reimbursed for any interest or penalties arising from the Company’s miscalculation of any withholdings; however, (a) the Company does not guaranty compliance with Section 409A and is not responsible for any penalties arising solely from any such noncompliance and (b) the Company is not responsible for any income taxes, other taxes, or penalties arising out of the Advances made to Executive.

(e)           Amendment; Waiver. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Executive’s or Company’s failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right Executive or Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            Counterparts. This Agreement may be executed in two or more counterparts.

(g)           Venue. Regardless of any place to which any of the parties may move and maintain residence, legal domicile, or situs at any time, each agrees, to the maximum extent permitted by Law, that any action against them based on this Agreement or any document or instrument delivered in accordance with this Agreement shall be instituted in the Circuit Court of Tuscaloosa County, Alabama or the federal district court for such county and, to the maximum extent permitted by Law, each hereby irrevocably consents to the exclusive jurisdiction of such court and waives any jurisdictional defenses that each may have to the institution of such an action in such court.

(h)           Specific Enforcement. Notwithstanding Section 7(f), Executive acknowledges that the covenants of Executive contained in Sections 7 and 9(a) of this Agreement are special and unique, that a breach by Executive of any term or provision of either of Sections 7 and 9(a) hereof may cause irreparable injury to Company, and/or Affiliates of Company, and that remedies at law for the breach of any terms or provisions of Sections 7 and 9(a) hereof may be inadequate. Accordingly, in addition to any other remedies it may have in the event of breach, Company shall be entitled to specific performance of the terms and provisions of Sections 7 and 9(a) hereof, to obtain temporary and permanent injunctive relief to prevent the continued breach of such terms and provisions without the necessity of posting a bond or of proving actual damage, and to obtain attorneys’ fees in respect of the foregoing if Company prevails in such action or proceeding.

(i)            Survival. Sections 1, 2, 3, 4, 5, 7, 8, 9, and 13 of this Agreement shall survive the termination of Executive’s employment.

(j)            Interpretation. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term “including” herein shall be construed as meaning “including without limitation.” The parties agree that the rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be employed in any interpretation of this Agreement.

(k)           Attorney fees. In the event any suit or arbitration is brought by either party or the successors, heirs, assigns, or Beneficiary of any party, the prevailing party shall be entitled to recover its attorney fees and expenses from the non-prevailing party.

(l)            Representation. Campbell Guin Williams Guy & Gidiere, LLC (formerly known as Tanner & Guin, LLC) represents the Company and does not represent Executive with respect to the negotiation of this Agreement. Burr Forman, LLP represents Executive and does not represent the Company with respect to the negotiation of this Agreement.

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Managers, Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Rick Burch
Rick Burch

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Managers, Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

COMPANY:

Innovative Med Concepts, LLC

By:	/s/ Dr. William Pridgen

Name: Dr. William Pridgen

Title: Manager and Chief Executive Officer

IN WITNESS WHEREOF, Dr. William Pridgen has hereunto set his hand and seal and, pursuant to the authorization from the Managers, Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Dr. William Pridgen

Dr. William Pridgen, individually

CONFIDENTIAL BINDING KEY TERMS SHEET FOR AMENDMENT TO

RICK BURCH'S EXECUTIVE EMPLOYMENT AGREEMENT

August 22, 2020

The purpose of this Terms Sheet is to set forth certain terms and agreements between Innovative Med Concepts, LLC ("IMC" or the "Company"), and Rick Burch ("Burch") regarding an amendment ("Amendment") to Rick Burch's Executive Employment Agreement, executed effective March 3, 2015 ("Employment Agreement") between IMC and Burch (IMC and Burch together as "Parties" and individually as a "Party"). Capitalized terms used herein are used as defined in the Employment Agreement

This Terms Sheet is designed to give each Party the relevant provisions of the deal terms that will govern new provisions in the Employment Agreement.

All previous Terms Sheets and discussions between the Parties are revoked and null and void, including the Terms Sheets entered into effective July 21, 2020. This Terms Sheet contains the entire agreement between the parties and is intended to be binding on all Parties. It is intended by the Parties that the terms will be incorporated into a final Amendment to the Employment Agreement, executed in writing by all Parties, that will supersede this Terms Sheet. If such Amendment is not entered into, then this Terms Sheet shall nonetheless be enforceable on all Parties. Each Party acknowledges that the provisions of this Terms Sheet shall be enforceable to the full extent allowed by Alabama law and to the extent not contradicted by the final Amendment to the Employment Agreement. In addition, the Company and Employee agree that it is the parties' intention that all payments or benefits provided under this Agreement comply with Code Section 409 A and this Agreement shall be interpreted accordingly.

RECITALS:

WHEREAS, certain provisions in the Employment Agreement are potentially ambiguous as to how they would apply to the Company's current plan to complete an IPO as a fundraising mechanism; and

WHEREAS, the Parties wish to provide for an equity bonus and a separate cash bonus upon the completion of the IPO, in lieu of all other bonuses contained in the Employment Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following key terms to the Amendment to the Employment Agreement.

AMENDMENT KEY TERMS

1.            An Amendment to the Employment Agreement is made between the Parties, which shall contain the following provisions.

2.            A new Section 3(f) is added to the Employment Agreement as follows:

3(f)(i) In the event the Company completes an Initial Public Offering ("IPO") where the proceeds of the fund raising are used exclusively to frmd clinical trials or other operating and development expenses of the Company ("Financing IPO") on or before April 1, 2021, then Executive shall receive the bonuses under Section 3(f), and the bonuses under Section 3(d), along with the administrative provisions under Section 3( e ), shall be null and void. Executive shall not receive any other bonus, other those provided for in Section 3(f), because these bonuses fully satisfy the Company's obligation to pay Executive any success based or incentive bonuses under the Employment Agreement. If a Financing IPO is not completed on or before April 1, 2021, this Section 3(f) shall no longer apply and will be null and void.

3(f)(ii) Upon the completion of a Financing IPO, the Company shall grant to Executive Nonqualified Stock Options equal to 6.0% of the number of the Company's outstanding shares existing at the time immediately preceding the IPO. The Nonqualified Stock Options will grant Executive the option to purchase such number of shares at a strike price equal to the pre-money value of the Company divided by the number of shares outstanding before the IPO. For purposes of this Section 3(f), the pre-money value of the Company is the aggregate value of the public company stock issued to the Company's pre-existing investors at the time of the IPO (i.e., those investors who receive publicly traded stock in exchange for membership interests in the Company already owned before the IPO). The Nonqualified Stock Options may be exercised at any time within 10 years of the grant. This provision is intended to economically replicate the grant of a profits' interest in an LLC taxed as a partnership.

3(f)(iii) In addition to the bonus under Section 3(f)(ii), upon completion of the Company's IPO, Burch shall participate in the Company's executive bonus program alongside the other executives of the Company and to the same extent that the other executives are awarded and paid such bonuses. Specifically, Burch will receive a cash bonus for his services as President in 2020 upon the same terms as the other executives, with a target of 50% of his base salary of $350,000 (to be clear, the Burch target bonus is $175,00), as awarded for performance as determined by the board of directors in its discretion for all executives.

3.            A new Section 14 shall be added to the Employment Agreement as follows:

In addition to the bonuses provided in Section 3(d) or 3(£), as applicable, the Company owes Burch accrued salary in the amount of $466,666.72. Promptly after the earlier of the closing of any Incentive Event or Financing IPO, the Company will pay Burch the accrued salary in cash and equity, in its discretion, except that the Company shall pay at least $266,666.72 in cash. Any equity paid to satisfy the amount of accrued salary shall be issued using the same Company valuation used in the Company's bridge financing, with a cap of $40,000,000, rather than the pre-money or post-money valuation for the Incentive Event or Financing IPO. Any equity issued to Burch shall be issued immediately before the Incentive Event or Financing IPO, such that Burch receives equity after any dilution occurring to the pre-existing investors in the Company, other than any dilution resulting from theissuance of equity to new investors in the Incentive Event or IPO, which dilution shall apply to Burch's stock. To be clear, any equity issued under this Section 14 shall not be a profits interest, but a capital interest. The cash portion of the accrued salary shall be paid to Burch within 30 days of the Incentive Event or IPO, as applicable. If neither an Incentive Event or Financing IPO has been completed by April 1, 2021, this Section 14 shall no longer apply, and the accrued salary will be payable in cash. As he has to date, Burch will cooperate in good faith as to the timing of payment of the accrued salary in an effort to avoid creating a liquidity crisis for the company.

4.            If in dispute, the calculation of the amount of any bonus or equity payment, including the value of stock issued to the pre-existing investors, shall be made by Barfield, Murphy, Shank & Smith, LLC. Such valuation shall be based on the market value of the public stock issued to the investors, without any discounts applied for blockage, restrictions on sale, etc., to simplify the calculation.

5.            Section 6 of the Employment Agreement shall be amended such that the proration of Burch's bonus shall not apply to the new IPO bonus.

6.            All other provisions of the Employment Agreement remain fully in effect and unchanged. For avoidance of doubt, the provisions of Section 3(b) shall continue to apply to the new equity bonus to be received by Burch in the event of a completed Financing IPO. Burch received an advance on bonus in the amount of $150,000. That amount will be offset against the equity bonus under Section 3(f)(ii) at the time the Nonqualified Stock Options are issued, where the value of the Nonqualified Stock Options for such offset purposes shall be deemed to be the percentage bonus of Nonqualified Stock Options times the pre-money value of the Company. For example, if the Company's pre-money value just before the Financing IPO was $50,000,000, then without the offset of $150,000, Burch would receive 6.0% of that amount, being Nonqualified Stock Options with a cumulative fair market value strike price of $3,000,000. With the offset, Burch would receive Nonqualified Stock Options with a cumulative fair market value strike price of $2,850,000, meaning Burch would receive Nonqualified Stock Options equal to 5.70% ($2,850,000 I $50,000,000) of the number of the Company's outstanding shares existing at the time immediately preceding the IPO.

7.            This Terms Sheet shall be governed by laws of the state of Alabama, without regard to conflicts of law principles requiring the application of the laws of any other state or jurisdiction. The Parties agree to submit to the jurisdiction and venue of courts located in Tuscaloosa County, Alabama for any lawsuit involving this Terms Sheet.

8.            This Terms Sheet may be executed and accepted in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.            Burch has been advised to seek independent tax advice on the federal and state income tax effects of this Amendment and any bonuses and payments to be made to Burch hereunder, and Burch acknowledges he has consulted with his tax advisors and that the Company makes no representation as to the tax treatment of the bonuses and other cash payments to be received by Burch.

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[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands or caused their duly authorized representative to execute this agreement on their behalf under seal effective as of the day and date first printed above.

INNOVATIVE MED CONCEPTS, LLC

By:	/s/ Greg Duncan

Name: Greg Duncan

Title: Chief Executive Office

/s/ Rick Burch

Rick Burch, Invidually